Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-119351, 333-52470, and 333-129816) and Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-107793, 333-59212, 333-135282 and 333-141600) of Allscripts Healthcare Solutions, Inc. of our report dated July 31, 2007 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment”) relating to the financial statements of Extended Care Information Network, Inc., which appears in the Current Report on Form 8-K/A of Allscripts Healthcare Solutions, Inc. dated February 28, 2008.

/s/ Grant Thornton LLP

Chicago, Illinois

February 28, 2008